As filed with the Securities and Exchange Commission on August 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

under

the Securities Act of 1933

STERICYCLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3640402
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2355 Waukegan Road, Bannockburn, Illinois 60015

(Address of principal executive offices, including zip code)

Stericycle, Inc. Amended and Restated Employee Stock Purchase Plan

(Full title of the plan)

Kurt M. Rogers

Executive Vice President and General Counsel

Stericycle, Inc.

2355 Waukegan Road, Bannockburn, Illinois 60015

(Name and address of agent for service)

(847) 367-5910

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.01 per share	500,000	$61.16	$30,580,000	$3,970

(1)

The aggregate number of shares to be registered is subject to adjustment by reason of stock splits, stock dividends and other events pursuant to the anti-dilution provisions of the Stericycle, Inc. Amended and Restated Employee Stock Purchase Plan. Accordingly, pursuant to Rule 416, this registration statement covers, in addition to the number of shares of common stock shown in the table above, an indeterminate number of shares of the registrant’s common stock that may become issuable by reason of such provisions.

(2)

Computed pursuant to Rule 457(c), in accordance with Rule 457(h)(1), on the basis of the average of the high and low reported sales price on August 3, 2020 of a share of the registrant’s common stock on The Nasdaq Global Select Market.

EXPLANATORY NOTE

This registration statement on Form S-8 relates to the registration of an additional 500,000 shares of common stock, $0.01 par value per share, of Stericycle, Inc., issuable under the Stericycle, Inc. Amended and Restated Employee Stock Purchase Plan (the “ESPP”). Pursuant to General Instruction E of Form S-8, the contents of the registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 2, 2001 (Registration No. 333-66544), November 8, 2013 (Registration No. 333-192235) and January 26, 2018 (Registration No. 333-222733) are incorporated herein by reference and made a part of this registration statement, except as amended hereby.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The registrant incorporates by reference in this registration statement the following documents that the registrant has filed with the Commission:

(a) the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 28, 2020;

(b) those portions of the registrant’s Definitive Proxy Statement on Schedule 14A for our 2020 Annual Meeting of Stockholders, filed with the Commission on April 9, 2020, that were specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019;

(c) the registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 filed with the Commission on May  7, 2020 and August 6, 2020, respectively;

(d) the registrant’s Current Reports on Form 8-K, filed with the Commission on January 9, 2020, February  7, 2020, February  27, 2020, March  30, 2020, April  6, 2020, May  28, 2020, June  5, 2020 and June  19, 2020, as amended on July 8, 2020 (other than information contained in current reports on Form 8-K that is “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and

(e) the description of the registrant’s common stock, par value $0.01 per share, contained in the registration statement on Form 8-A that the registrant filed on August 21, 1996, together with any amendment or report that the registrant may file for the purpose of updating this description.

All documents that the registrant files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this registration statement but prior to the filing of a post-effective amendment which (i) indicates that all of the shares of the registrant’s common stock covered by this registration statement have been sold, or which (ii) deregisters all of the shares then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this registration statement from the respective dates of filing.

Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded to the extent that a statement in this registration statement, or in any document filed after the filing of this registration statement which is deemed to be incorporated by reference in this registration statement, modifies or supersedes the earlier statement. The earlier statement shall be deemed to be incorporated in this registration statement only as so modified or superseded.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that (i) the registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL (provided, however, that the registrant is required to provide indemnification with respect to a proceeding (or part thereof) initiated by one of such persons only if the proceeding (or part thereof) is authorized by the registrant’s board of directors),

(ii) the registrant may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the registrant is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions) and (iv) the rights conferred in the Bylaws are not exclusive.

The registrant has entered into agreements with its directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its subsidiaries, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

By reason of directors’ and officers’ liability insurance that the registrant maintains, the registrant’s directors and officers are insured against actual liabilities, including liabilities under the federal securities laws, for acts or omissions related to the conduct of their duties.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and restated certificate of incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-1 declared effective on August 22, 1996)

4.2	First certificate of amendment to amended and restated certificate of incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed November 29, 1999)

4.3	Second certificate of amendment to amended and restated certificate of incorporation (incorporated by reference to Exhibit 3.4 to the registrant’s annual report on Form 10-K for 2002)

4.4	Third certificate of amendment to amended and restated certificate of incorporation (incorporated by reference to Exhibit 3.4 to the registrant’s registration statement on Form S-4 declared effective on October 10, 2007)

4.5	Fourth certificate of amendment to amended and restated certificate of incorporation (incorporated by reference to Exhibit 3(i).1 to the registrant’s quarterly report on Form 10-Q filed August 7, 2014)

4.6	Amended and restated bylaws (incorporated by reference to Exhibit 3(ii).1 to the registrant’s current report on Form 8-K filed June 1, 2016)

4.7	Description of the registrant’s common stock (incorporated by reference to Exhibit 4.5 to the registrant’s annual report on Form 10-K for 2019)

4.8	Stericycle, Inc. Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Appendix B to the registrant’s Definitive Proxy Statement on Schedule 14A filed April 9, 2020)

5.1	Opinion of Faegre Drinker Biddle & Reath LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)

24.1	Power of attorney (included under the caption “Power of Attorney” on the signature page to this registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, State of Illinois, on August 10, 2020.

Stericycle, Inc.

By:	/s/ Janet H. Zelenka
Janet H. Zelenka
Executive Vice President and Chief Financial Officer

Power of Attorney

Each person whose signature appears below who is then an officer or director of the registrant authorizes Cindy J. Miller, Janet H. Zelenka and Kurt M. Rogers, or any one of them, with full power of substitution and resubstitution, to sign in his or her name and to file any amendments (including post-effective amendments) to this registration statement and all related documents necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, in connection with the registration of the securities which are the subject of this registration statement, which amendments may make such changes in this registration statement (as it may be so amended) as Cindy J. Miller, Janet H. Zelenka and Kurt M. Rogers, or any one of them, may deem appropriate, and to do and perform all other related acts and things necessary to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Cindy J. Miller	Chief Executive Officer and Director	August 10, 2020
Cindy J. Miller	(Principal Executive Officer)

/s/ Janet H. Zelenka	Executive Vice President and Chief Financial Officer	August 10, 2020
Janet H. Zelenka	(Principal Financial Officer)

/s/ Richard J. Hoffman	Senior Vice President and Chief Accounting Officer	August 10, 2020
Richard J. Hoffman	(Principal Accounting Officer)

/s/ Robert S. Murley	Chairman of the Board of Directors	August 10, 2020
Robert S. Murley

/s/ Brian P. Anderson	Director	August 10, 2020
Brian P. Anderson

/s/ Lynn D. Bleil	Director	August 10, 2020
Lynn D. Bleil

/s/ Thomas F. Chen	Director	August 10, 2020
Thomas F. Chen

/s/ J. Joel Hackney Jr.	Director	August 10, 2020
J. Joel Hackney Jr.

/s/ Veronica M. Hagen	Director	August 10, 2020
Veronica M. Hagen

/s/ Stephen C. Hooley	Director	August 10, 2020
Stephen C. Hooley

/s/ James J. Martel	Director	August 10, 2020
James J. Martel

/s/ Kay G. Priestly	Director	August 10, 2020
Kay G. Priestly

/s/ James L. Welch	Director	August 10, 2020
James L. Welch

/s/ Mike S. Zafirovski	Director	August 10, 2020
Mike S. Zafirovski